Exhibit 99.1

[XL Capital Logo Omitted]

                                                 XL Capital Ltd
                                                 XL House
                                                 One Bermudiana Road
                                                 P. O. Box HM 2245
                                                 Hamilton HM JX
                                                 Bermuda

                                                 Phone:   (441) 292-8515
                                                 Fax:     (441) 292-5280
Press Release


IMMEDIATE

Contact:          Scott C. Hoy                     Roger R.Scotton
                  Investor Relations               Media Relations
                  (441) 294-7201                   (441) 294-7165


         XL CAPITAL LTD CHANGES AND ENHANCES FINANCIAL REPORTING FOR ITS
                    FINANCIAL PRODUCTS AND SERVICES SEGMENT

HAMILTON, BERMUDA (April 14, 2005) - XL Capital Ltd (NYSE: XL) ("XL" or the "Company") today announced changes and enhancements to the financial reporting presentation of its Financial Products and Services ("FP&S") segment. The purpose of these changes is to provide a clearer, more comprehensive presentation of the results of operations of the FP&S segment and to comply with segment reporting requirements following the appointment of Paul S. Giordano as Chief Executive Officer of FP&S operations in November, 2004. The changes made involve the realignment of FP&S' Life and Annuity operations, together with the consolidation of both XL Financial Solutions and XL's Political Risk businesses within the FP&S segment. In addition, the Company has adopted a presentation format for certain credit default swaps for its Financial Guaranty business, consistent with accepted financial guaranty industry practice.

These financial reporting changes will take effect beginning with the Company's first quarter 2005 results, which will be released on April 26, 2005. In order to facilitate comparability to historical results, the Company has republished its fourth quarter 2004 financial supplement, re-presented to reflect these changes. In addition, the Company has published an accompanying slide presentation that outlines each of these changes, along with the impact of these changes on XL's 2005 earnings guidance. Both of these documents are available at the Investor Relations section of XL Capital Ltd's website at www.xlcapital.com.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies, and other enterprises on a worldwide basis. As of December 31, 2004, XL Capital Ltd had consolidated assets of approximately $49.0 billion and consolidated shareholders' equity of approximately $7.7 billion. More information about XL Capital Ltd is available at www.xlcapital.com.